UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2015

Bottomline Technologies (de), Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25259	02-0433294
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 Corporate Drive, Portsmouth, New Hampshire	03801
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 436-0700

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On January 12, 2015, Bottomline Technologies (de), Inc., a Delaware corporation (“Bottomline”), and its wholly owned subsidiary Bottomline Technologies Sarl, entered into a Securities Purchase Agreement (the “Agreement”) with Intellinx Ltd., an Israeli corporation, (“Intellinx”), certain equity holders of Intellinx named therein and Shareholder Representative Services LLC as the Representative of the Intellinx equity holders. Intellinx is a leading provider of cyber fraud and risk management solutions.

Headquartered in Israel, Intellinx customers include some of the world’s leading banks and government agencies. The fraud detection and prevention market is estimated at $17 billion annually and is projected to grow to $35 billion by 2019, representing a compound annual growth rate of 20%, according to research conducted by Gartner Consulting.

The Intellinx solutions are trusted by some of the largest organizations in the world because of their unique ability to non-invasively monitor, replay, and analyze user behavior across multiple channels and instantly flag and stop suspicious activity. The solutions create accountability by recording and analyzing each keystroke and screen view, reducing the risk of theft, information leakage, internal fraud and payments fraud, as well as decreasing the cost of regulatory compliance. Case management capabilities centralize risk management, speed investigations, and facilitate compliance with regulations pertaining to Anti Money Laundering (AML), the Health Insurance Portability and Accountability Act (HIPAA), and Know Your Customer (KYC).

Pursuant to the Agreement, Bottomline acquired all of the outstanding share capital of Intellinx for aggregate purchase consideration of approximately $66.7 million in cash ($6.8 million of which will be held in escrow as a source for the satisfaction of indemnification obligations owed to Bottomline) and 774,000 shares of Bottomline common stock. The common stock component of the purchase consideration will be issued to certain equity holders of Intellinx who are becoming employees of Bottomline and will be subject to a vesting schedule tied to continued employment. Absent indemnification claims, the portion of the cash purchase consideration held in escrow will be reduced by 50% nine months from the acquisition date, with any remaining escrow balance released to the selling stockholders of Intellinx fifteen months from the acquisition date.

The acquisition is expected to be accretive to Bottomline’s calendar year 2016 core net income. The revenue contribution from the transaction is expected to be $10 million in calendar 2015. Bottomline expects the cyber fraud and risk management offering to grow at a 50% compounded annual growth rate over the next five years and achieve $50 million of revenue, principally on a subscription and transaction basis, by calendar 2019. From a quarterly perspective, Bottomline expects revenue of $2.1 million in the quarter ended March 31, 2015 and $2.2 million in the quarter ended June 30, 2015. The transaction is expected to have a short term dilutive impact on earnings per share, principally as a result of the write-down of acquired deferred revenue, of three cents in each of the quarters ended March 31, 2015 and June 30, 2015 and one cent in the quarter ended September 30, 2015. Bottomline anticipates that the transaction will be break even by the quarter ended December 31, 2015 and accretive thereafter. Additional financial details of the transaction will be provided on Bottomline’s second quarter Fiscal 2015 earnings conference call.

The full text of the press release issued in connection with the Intellinx acquisition is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Cautionary Language

This Current Report on Form 8-K may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements reflecting our expectations about the future financial results of the Intellinx acquisition. Any statements that are not statements of historical fact (including but not limited to statements containing the words “believes,” “plans,” “anticipates,” “expects,” “look forward,” “confident,” “estimates” and similar expressions) should be considered to be forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors including, among others, the risk that Bottomline may not be able to successfully integrate Intellinx’ business into Bottomline’s business or achieve the future financial results it expects. For additional discussion of factors that could impact Bottomline’s operational and financial results, refer to Bottomline’s Form 10-K for the fiscal year ended June 30, 2014 and any subsequently filed Form 10-Qs and Form 8-K’s or amendments thereto. Any forward-looking statements represent Bottomline’s views only as of today and should not be relied upon as representing Bottomline’s views as of any subsequent date. Bottomline does not assume any obligation to update any forward-looking statements.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Please see attached exhibit index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOTTOMLINE TECHNOLOGIES (de), INC.

January 13, 2015	By:	/s/ Eric K. Morgan
Eric K. Morgan
Senior Vice President, Global Controller

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated January 13, 2015.